EXHIBIT 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-75798 and No. 333-123577) and related Prospectuses of Endwave Corporation and in the Registration Statements (Form S-8 No. 333-49012 pertaining to the 1992 Stock Option Plan, 2000 Equity Incentive Plan, 2000 Non Employee Directors’ Stock Option Plan and the 2000 Employee Stock Purchase Plan and No. 333-115183 pertaining to the 2000 Equity Incentive Plan and 2000 Employee Stock Purchase Plan), of our report dated February 3, 2004 with respect to the financial statements and schedule of Endwave Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

/S/ ERNST & YOUNG LLP

Palo Alto, California
March 29, 2005